Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. BOARD OF DIRECTORS
AUTHORIZES NEW $2.0 BILLION SHARE REPURCHASE PROGRAM

UNION, New Jersey – July 7, 2014 --- Bed Bath & Beyond Inc. announced today that its Board of Directors has authorized a new $2.0 billion share repurchase program. The Company expects that the new share repurchase program will commence after the completion of its existing share repurchase program, which, as of May 31, 2014 had approximately $861 million remaining. The Company is currently planning that the new share repurchase program will be completed during fiscal 2016. Since 2004 through the fiscal first quarter of 2014, the Company has returned approximately $6.6 billion to its shareholders through share repurchases.

“Our Board authorized this new share repurchase program based upon its continued confidence in our Company’s long-term growth potential, financial outlook and cash flow generation. We also believe this is an opportune time, and method, to return value to our shareholders. In addition to providing value to our shareholders through share repurchase programs, our strong operations should allow us to continue to invest in our infrastructure and maintain our ability to take advantage of opportunities as they may arise,” said Steven Temares, Chief Executive Officer and Member of the Board of Directors.

The repurchases may be effected in the open market, through accelerated repurchase and other negotiated transactions, including through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. It is contemplated that funding for the new program would be from operating cash flow as well as various financing alternatives.

The Company also announced that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries. The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond. The Company sells a wide assortment of domestics merchandise and home furnishings. Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles. Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

This press release is not an offer to sell or solicitation of an offer to buy any securities.

INVESTOR CONTACTS:

Kenneth C. Frankel (908) 855-4554
Susan E. Lattmann (908) 855-4120